Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Aon plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares, par value $0.01 per share	Rules 457(c) and 457(h)	3,800,000 (2)	$331.07 (3)	$1,258,066,000.00	0.00014760	$185,690.54

Total Offering Amounts					$1,258,066,000.00		-

Total Fee Offsets (4)							-

Net Fee Due							$185,690.54

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) shall also cover any additional shares of the Class A Ordinary Shares of Aon plc (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Class A Ordinary Shares.

(2)

Represents additional shares of the Registrant’s Class A Ordinary Shares reserved and available for issuance under the Aon plc 2011 Incentive Plan, as amended and restated effective April 19, 2023 (the “Plan”).

(3)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $331.07 was computed by averaging the high ($334.00) and low ($328.14) prices of a share of the Registrant’s Class A Ordinary Shares as reported on The New York Stock Exchange on November 17, 2023.

(4)	The Registrant does not have any fee off-sets.